Xtant Medical Announces Consolidation of Fixation Operations to Montana and Closure of Dayton Facility

  Expected approximate $2 million savings when implemented

BELGRADE, Mont., Oct. 06 2017 (GLOBE NEWSWIRE) -- Xtant Medical Holdings, Inc. (NYSE American:XTNT), a leader in the development of regenerative medicine products and medical devices, today announced the closure of its Dayton, Ohio facility and the transitioning of its fixation operations to the Company’s headquarters in Belgrade, Montana.  This decision will allow the Company to align operations with the current and future needs of its customers, and recognize cost-savings by consolidating facilities and reducing duplicative resources.

“In an effort to maximize the benefit of the 2015 merger with X-Spine, and optimize synergies including efficiencies and cost savings, we made the difficult decision of transitioning operations to Montana and closing the Dayton facility,” said Carl O’Connell, CEO of the Company.  “Hardware will continue to be an important aspect of our business, and is an area we intend to build on in the future.  We remain excited about the new technologies in development.  With the continued efforts in 2017 towards restructuring and reducing costs, we are looking to strategically invest in both our existing business and new market opportunities, for hardware and biologics in 2018.  We will be working to make this transition as smooth as possible for our employees and our customers.”

The Dayton, Ohio facility employs approximately 55 employees in various quality assurance, regulatory, inventory management, finance, engineering, and distribution positions.  Many of these functions will ultimately transition to our Montana facility.  Once the transition is completed, annualized cost savings are anticipated to be in excess of $2 million, resulting from right-sizing the organization and reduction in facilities.  The one-time cost for executing this change is estimated to be $1.5 million.

The Company will file the Worker Adjustment and Retaining Notification with the State of Ohio and the Department of Job and Family Services.

About Xtant Medical

Xtant Medical Holdings, Inc. (NYSE American:XTNT) develops, manufactures and markets class-leading regenerative medicine products and medical devices for domestic and international markets. Xtant products serve the specialized needs of orthopedic and neurological surgeons, including orthobiologics for the promotion of bone healing, implants and instrumentation for the treatment of spinal disease, tissue grafts for the treatment of orthopedic disorders, and biologics to promote healing following cranial, and foot and ankle surgeries. With core competencies in both biologic and non-biologic surgical technologies, Xtant can leverage its resources to successfully compete in global neurological and orthopedic surgery markets. For further information, please visit www.xtantmedical.com.

Important Cautions Regarding Forward-looking Statements

This press release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “continue,” “efforts,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “strategy,” “will,” “goal,” “target,” “prospects,” “potential,” “optimistic,” “confident,” “likely,” “probable” or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the ability to comply with covenants in the Company’s senior credit facility and to make deferred interest payments; the ability to maintain sufficient liquidity to fund operations; the ability to remain listed on the NYSE MKT; the ability to obtain financing on reasonable terms; the ability to increase revenue; the ability to continue as a going concern; the ability to maintain sufficient liquidity to fund operations; the ability to achieve expected results; the ability to remain competitive; government regulations; the ability to innovate and develop new products; the ability to obtain donor cadavers for products; the ability to engage and retain qualified technical personnel and members of the Company’s management team; the availability of Company facilities; government and third-party coverage and reimbursement for Company products; the ability to obtain regulatory approvals; the ability to successfully integrate recent and future business combinations or acquisitions; the ability to use net operating loss carry-forwards to offset future taxable income; the ability to deduct all or a portion of the interest payments on the notes for U.S. federal income tax purposes; the ability to service Company debt; product liability claims and other litigation to which we may be subjected; product recalls and defects; timing and results of clinical studies; the ability to obtain and protect Company intellectual property and proprietary rights; infringement and ownership of intellectual property; the ability to remain accredited with the American Association of Tissue Banks; influence by Company management; the ability to pay dividends; and the ability to issue preferred stock; and other factors.

Additional risk factors are listed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors.” The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Investor Contact

CG CAPITAL
Rich Cockrell
877.889.1972
investorrelations@cg.capital

Company Contact

Xtant Medical
Molly Mason
mmason@xtantmedical.com